EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Net Income Increase of 9.9% to $8.6 Million for Second Quarter 2014; Revenues of $81.4 Million

Revenue Increase Driven By Wireless Customer and Cable RGU Growth

EDINBURG, Va., Aug. 1, 2014 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months ended June 30, 2014.

Consolidated Second Quarter Results

For the quarter ended June 30, 2014, net income rose by 9.9% to $8.6 million compared to $7.8 million in the second quarter of 2013. Operating income was $15.8 million, up from $14.5 million in the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 5.7% to $33.0 million in the second quarter of 2014 from $31.3 million in the second quarter of 2013.

Total revenues were $81.4 million, an increase of 5.1% compared to $77.5 million for the 2013 second quarter. The increase in revenue was largely attributable to growth in subscribers and revenue per subscriber. Total operating expenses were $65.6 million in the second quarter of 2014 compared to $63.0 million in the prior year period. Cost of goods sold increased $1.9 million, including an increase of $0.7 million in cable programming costs, $0.7 million in network maintenance costs and $0.6 million in wireless handset costs. Selling, general and administrative expenses increased $0.3 million. Depreciation and amortization expense increased $0.5 million, primarily due to completion of the Network Vision upgrade project.

President and CEO Christopher E. French commented, "During the second quarter we achieved improved net income largely as a result of revenue and subscriber growth in both the cable and wireless segments. Our regional efforts to promote our upgraded networks and improved service are gaining traction as demonstrated by increases in average revenue per customer. Additionally in the second quarter, we began offering Sprint's Framily service plan and Easy Pay phone financing plan and benefitted from Sprint's national marketing efforts around these programs."

Wireless Segment

Revenues in the wireless segment increased 4.0% to $51.8 million as compared to the second quarter of 2013. Net postpaid service revenues increased $1.2 million as a result of 4.2% growth in average customers and increased data fees. The net service fee to Sprint increased from 12% of net billed revenues to 14% on August 1, 2013, which reduced net postpaid service revenue by $0.9 million. During the second quarter, net prepaid service revenues grew $0.3 million, or 3.1%, due to 3.4% growth in average prepaid subscribers as compared to the same period of 2013.

During the second quarter of 2014, net additions to postpaid subscribers were 2,648, 13.2% higher than net additions in the second quarter of 2013. Net prepaid subscribers declined 361 in the second quarter compared to a decline of 3,032 in the second quarter of 2013. Both decreases are due to lifeline wireless customers not re-qualifying for the programs due to tightened eligibility requirements.

Operating expenses in the Wireless segment increased by $0.5 million in the second quarter of 2014 compared to the second quarter last year. Postpaid handset costs increased $1.0 million due to a high volume of handset upgrades and tablets in 2014 and to higher cost handsets. Prepaid handset subsidies decreased $0.5 million on lower volume of handsets sold.

Second quarter adjusted OIBDA in the wireless segment was $25.8 million, an increase of $1.8 million or 7.5% as compared to the second quarter of 2013.

"Our wireless segment continued to grow with postpaid customer counts increasing and revenue growth in both postpaid and prepaid services offsetting the loss of lower revenue lifeline service customers. We continue to highlight our improved network as part of our local marketing strategies and also saw a positive impact from Sprint's national advertising," stated Mr. French.

Cable Segment

Service revenue in the cable segment increased $1.1 million as a result of a 6.3% increase in average RGUs (the sum of voice, data, and video subscribers), customers selecting higher speed data access packages, and video rate increases in January 2014. Cost of goods and services sold increased by $1.2 million in second quarter 2014 over second quarter 2013, due primarily to increased cable programming costs of $0.7 million as rising rates per subscriber outpaced declining video subscriber counts. Maintenance costs increased $0.3 million related to costs associated with network growth.

Revenue generating units totaled 116,221 at the end of the second quarter of 2014, an increase of 6.1% over the prior year period.

Adjusted OIBDA in the cable segment for second quarter 2014 was $3.9 million, up 20.1% from $3.3 million in the second quarter of 2013.

Mr. French stated, "Performance in our cable segment improved and we saw an increase in revenue generating units (RGUs) as customer demand for high speed internet outweighed the anticipated decrease in video subscribers. We have concentrated our marketing efforts to highlight the speed and strength of our updated network, attracting new cable customers while also expanding the offerings we provide to existing cable customers."

Wireline Segment

Operating income for the wireline segment was $3.8 million as compared to $4.0 million in second quarter 2013. Access lines at June 30, 2014, were 21,842, compared to 22,465 at June 30, 2013.

Adjusted OIBDA for the wireline segment for second quarter 2014 declined to $6.5 million, as compared to $7.0 million in second quarter 2013.

Other Information

Capital expenditures were $15.6 million in the second quarter of 2014, compared to $22.5 million in the comparable 2013 period.

Cash and cash equivalents as of June 30, 2014 were $72.1 million, compared to $38.3 million at December 31, 2013. Total outstanding debt at June 30, 2014 totaled $230.0 million. The Company will begin making quarterly principal payments of $5.75 million on its debt in December 2014. At June 30, 2014, debt as a percent of total assets was 38.1%. The amount available to the Company through its revolver facility was $50 million as of June 30, 2014.

"Our balance sheet is strong and should strengthen further given reduced capital expenditures now that our Network Vision 4G build out and cable system upgrades are complete. We will continue to invest in our networks, services and marketing, and remain on the lookout for new investment opportunities to complement or expand our businesses. We believe the combination of our improved network, competitive service plans and effective regional and national advertising programs, position us well to expand our customer base," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, August 1, 2014, at 8 A.M. Eastern Time.

Teleconference Information:
Friday, August 1, 2014, 8:00 A.M. (ET)
Dial in number: 1-888-695-7639
Password: 73418983
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through August 8, 2014 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2014	December 31, 2013

Cash and cash equivalents	$ 72,085	$ 38,316
Other current assets	39,716	59,658
Total current assets	111,801	97,974
Investments	9,668	9,332

Net property, plant and equipment	405,810	408,963

Intangible assets, net	69,165	70,816
Deferred charges and other assets, net	7,559	9,921
Total assets	$ 604,003	$ 597,006

Total current liabilities, including current maturities of long-term debt	49,515	43,994
Long-term debt, less current maturities	212,750	224,250
Total other liabilities	89,975	94,447
Total shareholders' equity	251,763	234,315
Total liabilities and shareholders' equity	$ 604,003	$ 597,006

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating revenues	$ 81,416	$ 77,454	$ 161,868	$ 153,463

Cost of goods and services	32,403	30,528	64,639	61,229
Selling, general and administrative	16,625	16,355	33,773	32,484
Depreciation and amortization	16,595	16,071	31,983	30,042
Total operating expenses	65,623	62,954	130,395	123,755
Operating income	15,793	14,500	31,473	29,708

Other income (expense):
Interest expense	(2,065)	(2,068)	(4,112)	(4,220)
Gain(loss) on investments, net	114	30	96	178
Non-operating income, net	459	458	1,086	979

Income before taxes	14,301	12,920	28,543	26,645

Income tax expense	5,686	5,078	11,312	10,452
Net income	$ 8,615	$ 7,842	$ 17,231	$ 16,193

Net income per share, basic	$ 0.36	$ 0.33	$ 0.72	$ 0.67
Net income per share, diluted	$ 0.35	$ 0.33	$ 0.71	$ 0.67

Weighted average shares outstanding:
Basic	24,102	23,996	24,080	23,985
Diluted	24,320	24,078	24,271	24,055

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2014	2013	2014	2013

Adjusted OIBDA	$ 33,043	$ 31,260	$ 64,773	$ 60,894

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2014 and 2013:

Consolidated: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating income	$ 15,793	$ 14,500	$ 31,473	$ 29,708
Plus depreciation and amortization	16,595	16,071	31,983	30,042
Plus (gain) loss on asset sales	123	152	(243)	234
Plus share based compensation expense	532	537	1,560	910
Adjusted OIBDA	$ 33,043	$ 31,260	$ 64,773	$ 60,894

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and six months ended June 30, 2014 and 2013:

Wireless Segment:
(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating income	$ 17,571	$ 16,063	$ 34,364	$ 32,774
Plus depreciation and amortization	8,071	7,781	15,268	13,809
Plus (gain) loss on asset sales	59	11	(293)	100
Plus share based compensation expense	112	152	328	262
Adjusted OIBDA	$ 25,813	$ 24,007	$ 49,667	$ 46,945

Cable Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating income (loss)	$ (2,085)	$ (2,483)	$(4,045)	$(4,821)
Plus depreciation and amortization	5,766	5,479	11,170	10,684
Plus (gain) loss on asset sales	39	28	16	9
Plus share based compensation expense	196	236	584	398
Adjusted OIBDA	$ 3,916	$ 3,260	$ 7,725	$ 6,270

Wireline Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating income	$ 3,761	$ 4,000	$ 8,113	$ 7,843
Plus depreciation and amortization	2,653	2,802	5,350	5,532
Plus loss on asset sales	26	113	35	124
Plus share based compensation expense	102	114	280	191
Adjusted OIBDA	$ 6,542	$ 7,029	$ 13,778	$ 13,690

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2014	2013	2013	2012

Retail PCS Subscribers - Postpaid	277,673	273,721	266,297	262,892
Retail PCS Subscribers - Prepaid	138,176	137,047	131,372	128,177
PCS Market POPS (000) (1)	2,406	2,397	2,393	2,390
PCS Covered POPS (000) (1)	2,100	2,067	2,063	2,057
CDMA Base Stations (sites)	528	526	525	516
Towers	154	153	151	150
Non-affiliate cell site leases (2)	195	217	219	216
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Gross PCS Subscriber Additions - Postpaid	15,898	15,184	31,483	31,088
Net PCS Subscriber Additions - Postpaid	2,648	2,340	3,952	3,405
Gross PCS Subscriber Additions - Prepaid	15,286	18,307	34,458	39,729
Net PCS Subscriber Additions(Losses) - Prepaid	(361)	(3,032)	1,129	3,195
PCS Average Monthly Retail Churn % - Postpaid (3)	1.60%	1.62%	1.67%	1.74%
PCS Average Monthly Retail Churn % - Prepaid (3)	3.78%	5.33%	4.03%	4.62%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.

2) The decrease from December 31, 2013 to June 30, 2014 is a result of expected terminations of Sprint iDEN leases associated with the former Nextel network.

3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table presents selected operating statistics of the Cable segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2014	2013	2013	2012
Homes Passed (1)	171,147	170,470	168,523	168,475
Customer Relationships (2)
Video customers	50,159	51,197	51,591	52,676
Non-video customers	19,730	18,341	16,731	15,709
Total customer relationships	69,889	69,538	68,322	68,385
Video
Customers (3)	51,699	53,076	53,395	54,840
Penetration (4)	30.2%	31.1%	31.7%	32.6%
Digital video penetration (5)	63.6%	49.2%	40.2%	39.5%
High-speed Internet
Available Homes (6)	168,923	168,255	166,675	163,273
Customers (3)	48,096	45,776	42,519	40,981
Penetration (4)	28.5%	27.2%	25.5%	25.1%
Voice
Available Homes (6)	166,186	163,282	161,709	154,552
Customers (3)	16,426	14,988	13,576	12,262
Penetration (4)	9.9%	9.2%	8.4%	8.0%
Total Revenue Generating Units (7)	116,221	113,840	109,490	108,083
Total Fiber Miles (8)	70,772	69,715	41,394	39,418
Fiber Route Miles	2,463	2,446	2,234	2,077

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.

2) Customer relationships represent the number of customers who receive at least one of our services.

3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.

4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.

5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.

6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

7) Revenue generating units are the sum of video, voice and high-speed internet customers.

8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were recalculated after a fiber audit and deployment of enhanced mapping software in the fourth quarter of 2013.

The following table presents selected operating statistics of the Wireline segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2014	2013	2013	2012
Telephone Access Lines	21,842	22,106	22,465	22,342
Long Distance Subscribers	9,730	9,851	10,065	10,157
Video Customers	5,904	6,342	6,534	6,719
DSL Subscribers	12,707	12,632	12,621	12,611
Total Fiber Miles (1)	85,348	85,135	84,414	84,107
Fiber Route Miles	1,455	1,452	1,430	1,420

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services throughout Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor, including portions of West Virginia and Maryland.

Three months ended June 30, 2014						Consolidated
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$ 47,868	$ 17,416	$ 5,120	$ --	$ --	$ 70,404
Other	2,813	3,388	4,811	--	--	11,012
Total external revenues	50,681	20,804	9,931	--	--	81,416
Internal revenues	1,094	33	5,713	--	(6,840)	--
Total operating revenues	51,775	20,837	15,644	--	(6,840)	81,416
Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,476	12,421	7,737	--	(6,231)	32,403
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	7,657	4,735	1,493	3,349	(609)	16,625
Depreciation and amortization	8,071	5,766	2,653	105	--	16,595
Total operating expenses	34,204	22,922	11,883	3,454	(6,840)	65,623
Operating income (loss)	17,571	(2,085)	3,761	(3,454)	--	15,793

Three months ended June 30, 2013						Consolidated
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$ 46,362	$ 16,325	$ 5,558	$ --	$ --	$ 68,245
Other	2,328	2,357	4,524	--	--	9,209
Total external revenues	48,690	18,682	10,082	--	--	77,454
Internal revenues	1,076	53	5,169	--	(6,298)	--
Total operating revenues	49,766	18,735	15,251	--	(6,298)	77,454
Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	17,854	11,239	7,198	--	(5,763)	30,528
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,068	4,500	1,251	3,071	(535)	16,355
Depreciation and amortization	7,781	5,479	2,802	9	--	16,071
Total operating expenses	33,703	21,218	11,251	3,080	(6,298)	62,954
Operating income (loss)	16,063	(2,483)	4,000	(3,080)	--	14,500

Six months ended June 30, 2014						Consolidated
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$ 95,100	$ 34,840	$ 10,220	$ --	$ --	$ 140,160
Other	5,569	6,418	9,721	--	--	21,708
Total external revenues	100,669	41,258	19,941	--	--	161,868
Internal revenues	2,184	59	11,478	--	(13,721)	--
Total operating revenues	102,853	41,317	31,419	--	(13,721)	161,868
Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	37,132	24,811	15,219	--	(12,523)	64,639
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	16,089	9,381	2,737	6,764	(1,198)	33,773
Depreciation and amortization	15,268	11,170	5,350	195	--	31,983
Total operating expenses	68,489	45,362	23,306	6,959	(13,721)	130,395
Operating income (loss)	34,364	(4,045)	8,113	(6,959)	--	31,473

Six months ended June 30, 2013						Consolidated
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$ 90,427	$ 32,487	$ 11,021	$ --	$ --	$ 133,935
Other	5,347	4,659	9,522	--	--	19,528
Total external revenues	95,774	37,146	20,543	--	--	153,463
Internal revenues	2,149	102	9,808	--	(12,059)	--
Total operating revenues	97,923	37,248	30,351	--	(12,059)	153,463
Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	35,385	22,461	14,364	--	(10,981)	61,229
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	15,955	8,924	2,612	6,071	(1,078)	32,484
Depreciation and amortization	13,809	10,684	5,532	17	--	30,042
Total operating expenses	65,149	42,069	22,508	6,088	(12,059)	123,755
Operating income (loss)	32,774	(4,821)	7,843	(6,088)	--	29,708
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com